Exhibit 1A-6G

East Bay Permanent Real Estate Cooperative
Incubation and Technical Support Agreement (2020-2021)

To support the wildly inspiring and transformative work of East Bay Permanent Real Estate Cooperative (EB PREC) and in recognition that EB PREC’s work advances the Sustainable Economies Law Center’s charitable and educational purposes, the Law Center commits to providing roughly 500 hours of non-legal assistance to EB PREC between June, 2020 and December 2021, including:

●	Fundraising: Grant research, grant writing, and donor cultivation.
●	Governance and operations: Advising and technical support on operations, HR, and governance.
●	Advocacy: Advising on the legislative and policy advocacy landscape.
●	Education: Collaborating in the development of educational resources.

The above work will be done by a combination of Law Center staff, including but not limited to Gregory Jackson, Janelle Orsi, Chris Tittle, Elizabeth Burnett, Jay Cumberland, Christine Hernandez, Hope Williams, and/or Dorian Payan. The Law Center will not formally track its hours, since the Law Center has historically provided around double the amount of support stated above. The purpose of this Agreement is to set general expectations and to demonstrate to third parties the level of commitment the Law Center has to the development and success of EB PREC.

EB PREC agrees that, with precautions necessary to protect private or sensitive information, the Law Center may share any educational, governance, operations, and advocacy resources with the public to support the development of similar organizations.

The above is agreed to on behalf of EB PREC by:

/s/ Noni Session	Date:	7/14/2020
Noni Session, Staff Trustee

/s/ Ojan Mobedshahi	Date:	7/14/2020
Ojan Mobedshahi, Staff Trustee

/s/ Shira Shaham	Date:	7/3/2020
Shira Shaham, Staff Trustee

/s/ Gregory Jackson	Date:	7/17/2020
Gregory Jackson, Governance Director (President)

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The above is agreed to on behalf of the Law Center by:

/s/ Janelle Orsi	Date:	7/17/2020
Janelle Orsi, Executive Director

/s/ Chris Tittle	Date:	July 1, 2020
Chris Tittle, Staff Attorney

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